Exhibit d(2)

                                    FORM OF

                         EXPENSE LIMITATION AGREEMENT

         This Expenses Limitation Agreement is hereby entered into as of _________ __, 2005 between Cramer Rosenthal McGlynn, LLC ("CRM") and CRM Mutual Fund Trust (the "Trust"), on behalf of the portfolios listed on Exhibit A attached hereto (the "Funds")

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trust and CRM agree as follows:

         The Trust and CRM agree until the date set forth on the attached Exhibit A that CRM will waive its fees or reimburse expenses to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions and interest) of a class of a Fund exceed the rate set forth on Exhibit A of the average daily net assets allocable to such class. The Trust, by vote of a majority of the Trustees who are not "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act, as amended) may remove or amend the expense limitations prior to the date set forth on Exhibit
A. CRM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Trust and CRM agree to review the then-current expense limitations for each class of each Fund on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Unless (i) the Trust, by vote of its Board of Trustees, or CRM terminates the limitations, or (ii) the Trust and CRM are unable to reach an agreement on the amount of the limitations to which the Trust and CRM agree to be bound, the limitations will continue for additional one-year terms at the rate to which the Trust and CRM mutually agree. Exhibit A will be amended to reflect that rate and the new date through which the Trust and CRM agree to be bound.

         IN WITNESS WHEREOF, the Trust and CRM have entered into this Expense Limitation Agreement as of the Effective Date.

                                  CRM Mutual Fund Trust, on behalf of each Fund listed on Exhibit A attached hereto

                                  By: ______________________________________
                                      Name:
                                      Title:


                                  CRAMER ROSENTHAL MCGLYNN, LLC

                                  By: _________________________
                                      Name:
                                      Title:

                                   EXHIBIT A

                        TO EXPENSE LIMITATION AGREEMENT


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          FUND                      CLASS         EXPENSE      TERMINATION DATE
                                                    CAP

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CRM SMALL CAP VALUE FUND         Institutional     1.25%      November 1, 2010

                                   Investor        1.50%      November 1, 2010

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CRM MID CAP VALUE FUND           Institutional     1.25%      November 1, 2010

                                   Investor        1.50%      November 1, 2010

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CRM LARGE CAP VALUE FUND         Institutional     1.25%      November 1, 2010

                                   Investor        1.50%      November 1, 2010

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CRM SMALL/MID CAP VALUE          Institutional     1.25%      November 1, 2007
FUND
                                   Investor        1.50%      November 1, 2007
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